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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): DECEMBER 20, 2007



                          STANDARD MOTOR PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)



           NEW YORK                       1-4743                11-1362020
        (State or Other          (Commission File Number)    (I.R.S. Employee
Jurisdiction of Incorporation)                            Identification Number)



           37-18 NORTHERN BOULEVARD, LONG ISLAND CITY, NEW YORK 11101 (Address of Principal Executive Offices, including Zip Code)



        Registrant's Telephone Number, including Area Code: 718-392-0200




                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 21, 2007, Standard Motor Products, Inc., through its affiliate SMP Real Estate LLC (the "Company"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") with EX II Northern Boulevard Acquisition LLC ("Purchaser") to sell the Company's property located at 37-18 Northern Blvd., Long Island City, New York (the "Property"). The purchase price for the Property is Forty Million Six Hundred Thousand Dollars ($40,600,000), which amount the Company intends to use to reduce its debt. The Purchase Agreement contains customary representations, warranties, indemnities and closing conditions. The Company anticipates the closing to occur in the first half of 2008.

In connection with the Purchase Agreement, the Company intends to enter into a Lease Agreement with the Purchaser, as lessor, and the Company, as lessee, on the date of closing of the sale of the Property (the "Lease"). The initial term of the Lease is ten years and contains four 5-year renewal options. During approximately the first twelve months of the lease term, the Company will make initial annual rent payments of approximately $2.6 million. Thereafter, the Company will reduce its leased space and the annual rent payments will decrease to approximately $1.6 million. The Company's rent payments will increase 3% per year for the first twenty years of the Lease, other than in years 11 and 16 when the increase will be 10% and 5%, respectively. The Lease also provides for a build-out allowance of approximately $2.1 million.

In connection with the entering into the Purchase Agreement, the Company issued a press release on December 26, 2007, announcing the transaction. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

In connection with the Company's previously-announced ongoing cost-reduction initiatives, on December 20, 2007 the Company entered into an agreement with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 365 ("UAW") regarding the shut down of the Company's manufacturing operations at the Property, which operations will be transferred to other facilities of the Company. The relocation and closure of such manufacturing operations is currently expected to be completed by the second quarter of 2008.

In conjunction with the shut down of the manufacturing operations at the Property, the Company currently expects to incur approximately $6.1 million to $6.6 million in total cash costs associated with the exit or disposal activity, consisting of severance, equipment removal, capital expenditures and other cash costs. In the fourth quarter of 2007, the Company expects to record a charge of approximately $4 million to $4.5 million for costs associated with the above-referenced activities, which will be primarily for severance costs, and also expects to incur approximately $0.6 million in additional capital expenditures. In 2008, the Company also expects to record a charge of approximately $1.5 million for severance, equipment removal and other cash costs related to the above-referenced activity.
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In addition, the Company will incur a withdrawal liability from a multi-employer pension plan. The pension plan withdrawal liability is related to trust asset under-performance in a multi-employer plan that covers the Company's UAW employees at the Property and is payable in a lump sum or over a period which is not to exceed 20 years. Currently, the Company is unable in good faith to make a determination of an estimate or a range of estimates of the pension plan withdrawal liability and is therefore unable to make a determination regarding the total amount of costs expected to be incurred in connection with such withdrawal liability and the amount of the charge that will result in future cash expenditures. The Company will file an amendment to this report when the Company is able to make a good faith determination of such estimate or range of estimates.

As part of the press release announcing the entering into the Purchase Agreement referenced above, the Company announced its agreement with the UAW regarding the closing of the manufacturing operations at the Property. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 8.01.  OTHER EVENTS

On December 21, 2007, the Company's European affiliate acquired the wire and cable business of a third party in the United Kingdom. The acquired business will be included in the Company's existing wire and cable facility in the United Kingdom.

The Company issued a press release on December 26, 2007 announcing this transaction. A copy of the press release is attached hereto as Exhibit 99.1.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS


     (c) Exhibits.

         99.1 Press release dated December 26, 2007, announcing, among other things, the entering into the Purchase and Sale Agreement relating to the Company's Long Island City, New York facility.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     STANDARD MOTOR PRODUCTS, INC.


                                     By: /S/ JAMES J. BURKE
                                         ---------------------
                                         James J. Burke
                                         Vice President Finance,
                                         Chief Financial Officer

Date: December 26, 2007



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                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION


   99.1 Press release dated December 26, 2007, announcing, announcing, among other things, the entering into the Purchase and Sale Agreement relating to the Company's Long Island City, New York facility.